EXHIBIT 10.26

                            Business Strategies Group
                                  One PPG Place
                                   Suite 2370
                         Pittsburgh, Pennsylvania 15222

Mr. Terry Cooke
President & CEO
Power Interactive Media, Inc.
181 Whitehall Drive
Markham, Ontario L3R 9T1

Dear Mr. Cooke,

I am pleased to submit the following proposal for the engagement of Business Strategies Group LLC ("BSG") as a strategic advisor to Power Interactive Media, Inc. (PIAM) for transactional, strategic and capital raising activities. In our preparation of this proposal we have taken into consideration the goals and needs of PIAM, as well as the amount and manner of payment for the services requested.

1.   Scope of Services

a. BSG will provide strategic counsel and transactional support, particularly with respect to the negotiation of any strategic combination of financing.
b. BSG will support the capital raising efforts of PIAM through identifying and presenting PIAM with potential strategic, individual or institutional investors. It is our understanding that PIAm intends to raise $4mm (U.S.).
c. BSG will assist in identifying and obtaining strategic and other business partners.
d. BSG will provide marketing leads and develop relationships for deployment of the Kiosks.

2.   Term

This agreement shall be for an initial term of twelve (12) months commencing March 19, 2001 ("Initial Term"). Thereafter, this agreement shall continue on a month-to-month basis subject to the right of either party to terminate this agreement upon thirty (30) days written notice to the other party. If PIAM terminates this agreement prior to the expiration of the Initial Term, BSG will be entitled to all fees and other payments due for the entire period of the Initial Term. If PIAM receives an investment following the expiration of this agreement from a source or sources introduced to PIAM by BSG, the fee described in paragraph 3(B)(i) will be deemed earned and will be due at closing of the investment.

3.   Fees

A.   Advisory Fee:
     In consideration of the services to be provided to PIAM, BSG shall be issued l0,000 shares of common stock and will also be awarded warrants to purchase 50,000 shares ("Advisory Warrants") of common stock, at a cost of $0.50 per share. Upon completion of a financing transaction involving debt or equity of at least $4mm (U.S.), or a strategic combination
     ("Transaction") for which BSG's services have been utilized, BSG shall receive warrants to purchase 160,000 shares of Common Stock at a cost of $2.50 per share. Advisory Warrants shall fully vest upon execution of this Agreement. All warrants earned shall be exercisable for a period of two years.

B.   Transaction Fee:

(i) As compensation for advising the PIAM and assisting in successfully completing a Transaction or Transactions from a source or sources introduced to PIAM by BSG, PIAM agrees to pay to BSG at the closing of the Transaction, a cash fee equal to 4% of Total Consideration paid. Additionally, BSG will receive stock, equal in value, based on the per share price paid in the Transaction, equal in value to 3% of the Total Consideration paid.
(ii) Total Consideration means all forms of consideration received by PIAM in connection with the Transaction, whether cash, stock or evidence of indebtedness. Securities received in connection with the Transaction shall be deemed to have the following values for purposes of calculating Total
     Consideration: (a) debt securities shall be deemed to have a value equal to their face amount; (b) publicly traded preferred or common equity securities shall be deemed to have a value equal to their average closing price for the 30 trading days prior to the public announcement of the Transaction; and (c) all other preferred or common equity securities shall be deemed to have a value equal to their fair market value as mutually agreed upon by the parties hereto (but in no even greater than the percentages noted in 3(b)(i). In the event that any additional conditional or contingent consideration is paid, and which is not otherwise covered in this paragraph, PIAM agrees to pay BSG the applicable portion of success fee associated with such consideration at the time such consideration is received.
(iii)The payment of this fee shall be due and payable in cash and by delivery of the stock at the time of closing.

C.   Marketing Fees:
     BSG shall  receive  stock and royalty  payments as provided  for on Exhibit
     "A".

D.       Expenses:
     PIAM shall reimburse BSG for all out of pocket expenses within 10 days of submission of an expense report, with receipts. Any single expense in excess of $500.00 must be pre-approved by PIAM


4.       Confidentiality

All information provided by PIAM is proprietary and confidential. BSG acknowledges responsibility, both during and after the Term of this agreement, to use all reasonable efforts to preserve the confidentiality of any propriety information or data disclosed by PIAM.

5.   Rights and Responsibilities

The parties understand that BSG is working as an independent contractor with respect to this engagement and not as a subsidiary or employee of PIAM. PIAM will not provide fringe benefits, health insurance benefits, paid vacation, or any other employee benefit.

This agreement represents the entire agreement of the parties and may be amended only by a writing signed by all parties. It shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

Please acknowledge your understanding of the above and your intent to be legally bound by the terms hereof by signing and returning this letter which shall constitute our agreement with respect to the subject matter of this letter.

Business Strategies Group, LLC

By:     /s/ John A. Kincaid, Jr.          Date:        March 19, 2001
         -------------------------                  --------------------------
         John A. Kincaid, Jr.
         President/CEO

Power Interactive Media, Inc.

By:      /s/ Terry Cooke                  Date:        March 19, 2001
         -------------------------                  --------------------------
         Terry Cooke
         President & CEO

                              BSG ENGAGEMENT LETTER


Conventional Photo/Merchandise Photo Kiosks

o        Placement  $500 in shares
                    (based on the average of the previous 30-day trading results).

o        Picture Override  3% on gross picture revenues

o        Advertising   30% on regional programs
         Commission    25% on national programs



Baby Photo Kiosks

o        Placement   $750 in shares
                     (based on 30-day average as above)

o        Picture Override  2% on gross picture revenues for 3 years

o        Advertising    30% on all programs
         Commission














                                   EXHIBIT "A"